UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  August 12, 2020 (August 10, 2020)

Rocket Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39432	84-4946470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1050 Woodward Avenue Detroit, MI 48226
(Address of principal executive offices) (Zip Code)

(313) 373-7990
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RKT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 10, 2020 (the “Closing Date”), Quicken Loans, LLC (the “Company”), a Michigan limited liability company and wholly-owned subsidiary of Rocket Companies, Inc., as borrower, entered into a Revolving Credit Agreement (the “Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and the other parties party thereto, with an initial aggregate commitment of $950 million, maturing on August 10, 2023.

Proceeds of the borrowings under the Credit Agreement will be used for general corporate purposes. Borrowings under the Credit Agreement are unsecured and will bear interest at a rate equal to, at the Company’s option, either (a) a Eurodollar rate determined by reference to adjusted LIBOR for the interest period, plus an applicable margin of between 1.50% and 2.00% (determined based on the Company’s credit rating) or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the rate last quoted by the Wall Street Journal as the US prime rate and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case, plus an applicable margin of between 0.50% and 1.00% (determined based on the Company’s credit rating). In addition, the Credit Agreement requires the Borrower to pay a commitment fee between 0.20% and 0.40% (determined based on the Company’s corporate credit rating) in respect of the unused commitments under the Credit Agreement.

The Credit Agreement contains certain customary events of default, including in the event of a change of control, and certain covenants and restrictions that limit the Borrower’s and its subsidiaries’ ability to, among other things, incur additional debt; create liens on certain assets; pay dividends on or make distributions in respect of their capital stock or make other restricted payments; consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; and enter into certain transactions with their affiliates.

The Company is also subject to certain financial maintenance covenants under the Credit Agreement, which require the Company and its subsidiaries to not exceed specified net leverage and corporate net debt ratios at the end of each fiscal quarter, and to maintain minimum liquidity and tangible net worth.

If the Company fails to perform its obligations under these and other covenants, or should any event of default occur, the revolving loan commitments under the Credit Agreement may be terminated and any outstanding borrowings, together with accrued interest, under the Credit Agreement could be declared immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed with the quarterly report on Form 10-Q of Rocket Companies, Inc.

Item 1.02	Termination of a Material Definitive Agreement
On the Closing Date, the Company, in its sole discretion, repaid in full the outstanding amounts under the Credit Agreement, dated as of December 30, 2013, among the Company, as borrower, and Fifth Third Bank, as lender (as amended, restated, supplemented or otherwise modified from time to time, the “Fifth Third Agreement”) and terminated the Fifth Third Agreement. No early termination penalties or prepayment premium were incurred by the Company in connection with the termination of the Fifth Third Agreement. A portion of the amounts previously committed under the Fifth Third Agreement are now committed under the Credit Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information contained under Item 1.01 above is hereby incorporated in this Item 2.03 by reference.
Item 8.01	Other Events

On August 10, 2020, Rocket Companies, Inc. completed the initial public offering of its Class A common stock, par value $0.0001 per share, which was previously reported on a Registration Statement on Form S-1 (File No. 333-239726). In the initial public offering, Rocket Companies, Inc. sold 100,000,000 shares of Class A common stock at a purchase price per share of $17.59 (the offering price per share to the public of $18.00 per share minus the underwriting discount and commissions). Rocket Companies, Inc. used the entire aggregate amount of the net proceeds from the initial public offering to acquire 100,000,000 non-voting common interest units of RKT Holdings, LLC, a Michigan limited liability company, and shares of Class D common stock from Rock Holdings Inc., a Michigan corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2020

Rocket Companies, Inc.

By:	/s/ Angelo Vitale
	Name:	Angelo Vitale
	Title:	General Counsel and Secretary